FOR FURTHER INFORMATION AT THE COMPANY:
Karen J. Dearing
Chief Financial Officer
(248) 208-2500

Sun Communities, Inc. to Acquire American Land Lease Manufactured Housing Portfolio from Green Courte Partners for $1.32 Billion

Increases Sun Communities’ portfolio to 245 communities totaling nearly 90,000 sites in 29 states with a combined enterprise value of approximately $5.1 billion

Southfield, MI, July 30, 2014 - Sun Communities, Inc. (NYSE: SUI) (the “Company”) today announced that it has entered into an agreement to acquire a portfolio (the “ALL portfolio”) from Green Courte Partners, LLC (“GCP”) sponsored funds. The ALL portfolio consists of 59 manufactured home communities, including those acquired from American Land Lease, Inc. by GCP in 2009. The communities comprise over 19,000 sites in eleven states, including nearly 11,000 sites located in Florida. Over 14,000 sites, or 73%, of the ALL portfolio are age-restricted. In connection with this transaction, the Company will assume GCP’s right to acquire an additional manufactured home community pursuant to a binding purchase agreement.
Total consideration for the acquisition is approximately $1.32 billion, including the assumption of approximately $560 million of debt. The Company will pay approximately $311 million in cash, issue approximately $262 million in a combination of the Company’s common stock and Operating Limited Partnership units, and issue $175 million of newly-created Series A-4 Convertible Perpetual Preferred stock or Convertible Perpetual Preferred Operating Limited Partnership units to GCP investors. Additionally, GCP will be making an approximately $13 million investment in the Company’s equity. Pro forma for the acquisition, GCP investors will own approximately 11%(1) of the Company. Randall K. Rowe, Chairman and Founder of GCP, and James R. Goldman, Vice Chairman and Chief Investment Officer of GCP, will be joining the Company’s Board of Directors.
Commenting on the acquisition, Gary A. Shiffman, Chairman and Chief Executive Officer said: “This transaction significantly increases the scale and diversity of our company. The ALL portfolio represents a very unique opportunity given its high asset quality, leading position in high-barrier markets, and strong occupancy at attractive monthly rents per site. We believe this transformative transaction positions us as a best-in-class player in the industry and enables us to drive shareholder value going forward.”
“Furthermore, this acquisition increases our presence in the attractive Florida market and improves our overall diversification with limited integration risk due to the complementary nature of the Sun and ALL portfolios. The ALL portfolio is over 70% age-restricted and we expect to reap meaningful operational synergies from managing a larger combined portfolio,” Shiffman said.

“Looking forward to the first year under the Company’s ownership and operation post-acquisition, the Company has underwritten the transaction at an estimated 6.0% cap rate based on projected Year 1 NOI and expects the acquisition to be approximately 5.0% - 8.0% accretive to 2015 FFO per share,” Shiffman added.
Randall K. Rowe commented: “We believe the combination of our manufactured home business with Sun Communities will create an industry leading growth platform. I am excited to be joining Sun Communities’ Board of Directors and look forward to contributing to the long-term success of this enterprise.”
The transaction is subject to limited confirmatory diligence and customary closing conditions including loan assumptions, and is expected to close in two stages in late 2014 and early 2015.
BofA Merrill Lynch and Citigroup acted as financial advisors to the Company and Jaffe, Raitt, Heuer & Weiss, Professional Corporation acted as legal advisor. Eastdil Secured, LLC acted as financial advisor to Green Courte Partners and DLA Piper LLP (US) acted as legal advisor.

Conference Call and Investor Presentation
The Company will host a conference call to discuss this transaction on July 31, 2014 at 9:00 A.M. EDT. To participate, call toll-free 888-855-5487. Callers outside the U.S. or Canada can access the call at 719-325-2149. An investor presentation discussing the transaction will be available in the Investors section of the Company’s website prior to the conference call. The conference call will be available live on the Company’s website www.suncommunities.com.
A replay will be available following the call through August 14, 2014, and can be accessed toll-free by calling 888-203-1112 or by calling 719-457-0820. The Conference ID number for the call and the replay is 7868565.
Sun Communities, Inc. is a REIT that currently owns and operates portfolio of 186 communities comprising approximately of 70,400 developed sites.
For more information about Sun Communities, Inc. visit our website at www.suncommunities.com

Contact
Please address all inquiries to our investor relations department, at our website www.suncommunities.com, by phone (248) 208-2500, by email investorrelations@suncommunities.com or by mail Sun Communities, Inc. Investor Relations, 27777 Franklin Road, Ste. 200, Southfield, MI 48034.

Forward Looking Statements
This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. Forward-looking statements can be identified by words such as “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate”, “guidance” and similar expressions in this press release that predict or indicate future events and trends and that do not report historical matters.

These forward-looking statements reflect the Company’s current views with respect to future events and financial performance, but involve known and unknown risks, uncertainties, and other factors, some of which are beyond our control. These risks, uncertainties, and other factors may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include national, regional and local economic climates, the ability to maintain rental rates and occupancy levels, competitive market forces, changes in market rates of interest, the ability of manufactured home buyers to obtain financing, the level of repossessions by manufactured home lenders and those risks and uncertainties referenced under the headings entitled “Risk Factors” contained in the Company’s annual report on Form 10-K, and the Company’s other periodic filings with the Securities and Exchange Commission.
The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in the Company’s assumptions, expectations of future events, or trends.
(1) Does not assume conversion of convertible perpetual preferred stock issued to GCP into the Company’s common shares